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                                                                    EXHIBIT 99.1
                                                             ARTICLES 8 AND 9 OF
                                                       ARTICLES OF INCORPORATION
                                                                    OF NVR, INC.

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         Articles 8 and 9 of the Registrant's Articles of Incorporation provide as follows:

    8.   Indemnification

         (a) The Corporation shall to the fullest extent permitted by the laws of the Commonwealth of Virginia, as presently in effect or as the same hereafter may be amended and supplemented, indemnify an individual who is or was a director or officer of the Corporation or any constituent corporation or other business entity absorbed by the Corporation in a merger or consolidation, or, at the request of the Corporation or such other corporation or business entity, any other corporation or business entity and who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "proceeding") by reason of the fact that such individual is or was a director or officer of the Corporation, against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of the criminal law. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Article 8. The Corporation also shall have the authority to indemnify any of its employees or agents, upon a determination of the board of directors that such indemnification is appropriate, to the same extent as the indemnification of its directors and officers permitted in this Article 8.

         (b) Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment.

         (c) The determination that indemnification under this Article 8 is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him ineligible for indemnification.

         (d) For the purposes of this Article 8, every reference to a director or officer shall include, without limitation, (i) every director or officer of the Corporation, (ii) an individual who, while a director or officer, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (iii) an individual who formerly was a director or officer of the Corporation or occupied any of the other positions referred to in clause (ii) of this sentence, and (iv) the estate, personal representative, heirs, executors and administrators of a director or officer of the Corporation or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Corporation shall be deemed service at the request of the Corporation. A director or officer shall be deemed to be serving an employee benefit plan at the Corporation's request if such person's duties to the Corporation also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.


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         (e)  Indemnification pursuant to this Article 8 shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. No person shall be entitled to indemnification by the Corporation, however, to the extent such person is actually indemnified by another entity, including an insurer. In addition to any insurance which may be maintained on behalf of any director, officer, or other person, the Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article 8 to protect any of the persons named above against any liability arising from their service to the Corporation or any other entity at the Corporation's request, regardless of the Corporation's power to indemnify against such liability. The provisions of this Article 8 shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or entities other than those named in this Article 8.

         (f) The provisions of this Article 8 shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before such adoption. No amendment, modification or repeal of this Article 8 shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal. If any provision of this
Article 8 or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article 8, and to this end the provisions of this Article 8 are severable.

    9.   Limitation of Liability of Officers and Directors.

         Except as otherwise provided by the laws of the Commonwealth of Virginia, as presently in effect or as the same hereafter may be amended and supplemented, no damages shall be assessed against an officer or director in any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation. The liability of an officer or director shall not be eliminated as provided in this Article 9 if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including without limitation, any laws prohibiting insider trading or manipulation of the market for any security. The provisions of this Article 9 shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before such adoption.


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